Exhibit 4.29

PROMISSORY NOTE
April _____, 2005

U.S. $50,000	Scottsdale, Arizona

For consideration received, the receipt and sufficiency of which is hereby acknowledged, the undersigned, Baywood International, Inc. (hereinafter “Borrower”), promises to pay to Ira J. Gaines (hereinafter “Lender”), at the location here below set forth, the principal sum of Fifty Thousand and 00/100 U.S. Dollars (U.S. $50,000), with interest on the outstanding unpaid principal balance as hereinafter set forth.  Borrower’s execution of this Promissory Note (the “Note”) shall evidence Borrower’s receipt on the date hereinabove set forth of funds in the foregoing amount.

1.           Maturity.  The maturity date (“Maturity Date”) of this Note shall be April _____, 2006.

2.           Interest.  In addition to the principal sum of this Note, Borrower promises to pay Lender basic interest.  The basic interest rate (the “Contract Rate”) shall be thirty percent (30%) per annum and shall be payable monthly, or in the amount of $1,250 per month so that Lender shall have received the entire principal and interest of Sixty-Five Thousand and 00/100 U.S. Dollars (U.S. $65,000) (principal and interest) on or before Maturity Date.  If prepaid early, all accrued interest through date of prepayment shall be due and payable to Lender.  Should it be necessary to calculate interest for a partial month, such amount shall be calculated by dividing a full month’s interest by the total number of days in that particular month and then multiplying the resulting daily interest amount by the number of days in that particular month that interest has accrued.

3.           Payment.  The entire unpaid balance of principal owing on this Note and accrued and unpaid interest thereon shall be due and payable in full on or before Maturity Date.

4.           Manner and Place of Payments.  Unless notified otherwise, Borrower shall make all payments due under this Note to Lender via regular U.S. mail to the following address:

Ira J. Gaines
3116 East Shea Blvd., #191
Phoenix, AZ  85028

5.           U.S. Dollars.  All payments shall be in U.S. Dollars and be made via check drawn on a U.S. bank.

6.           Prepayment Privilege.  Borrower shall have the privilege to prepay and Lender shall have an obligation to accept tendered prepayments of all of the principal balance of this Note together with the accrued interest with no penalties.

7.           Event of Default.  Should Borrower fail to pay the principal sum due hereunder by Maturity Date or make the monthly interest payments as required, Borrower shall have five (5) days by which to cure such default.  If such default is not cured within five days, Lender shall give notice to Borrower of such default via facsimile or regular mail.  Unless notified otherwise, Lender shall send any notices to Borrower via facsimile or U.S. mail to the following address:

Baywood International, Inc.
Attn:  Neil Reithinger
14950 North 83rd Place, Suite 1
Scottsdale, AZ  85260
Fax:  (480) 483-2168

8.           Equity Kicker.  As additional interest to Lender under this Note, Company agrees to issue and Lender agrees to accept a warrant for Twenty Thousand (20,000) common shares of the Company at an exercise price of $0.04 and a warrant for Twenty Thousand (20,000) common shares of EpiPharma, Inc. at an exercise price of $0.25 (the “Warrants”).  Such Warrants are attached to this Note as Exhibit A.

9.           Lender’s Rights Cumulative.  The rights and remedies of Lender as provided in this Note and/or under applicable law shall be pursued singly, successively, or together against Borrower and property of security held by Lender for the payment hereof or otherwise at the sole, absolute and unfettered discretion of Lender, subject to any limitations imposed by applicable law.  The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of said rights or remedies or of the right to exercise them at any later time.

10.           Consents and Waiver of Defenses.  Except as otherwise provided herein, Borrower, endorsers, guarantors, sureties, accommodation parties, assuming parties hereof, and all other persons liable or to become liable for all or any part of this indebtedness, jointly and severally waive all applicable exemption rights, whether under the state constitution, homestead laws or otherwise, and also jointly and severally waive diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor and of maturity and also recourse to suretyship defenses generally, marshaling of assets, laches, estoppels and equitable defenses generally; and they also jointly and severally hereby consent to any and all renewals, extensions or modifications of the terms hereof, including time of payment, and further agree that any such renewal, extension or modification of the terms hereof, or the release or substitution of any security for the indebtedness evidenced hereby or any other indulgences agreed upon by Borrower shall not affect the liability of any of said parties for the indebtedness evidenced by this Note.  Any such modifications agreed upon by Borrower and Lender may be made without notice to any said parties.  All said parties hereby specifically consent to any future action whereby with Borrower’s and Lender’s consent:

(a)           This Note may from time-to-time be extended or renewed or its terms (including the terms of payment of principal or interest or both or any part thereof) otherwise modified;

(b)           Any of the provisions of this Note may be amended or any requirement hereof or default hereunder waived or any departure there from consented to or any other forbearance or indulgence exercised with respect hereto; and

11.           Fees and Expenses.  Borrower, indemnitors, endorsers, guarantors, sureties, accommodation parties, assuming parties hereof and all persons liable or to become liable on this Note, agree jointly and severally, to pay or reimburse Lender for, as the case may be, all costs of collection, including attorneys’ fees and all costs of suit, in the event that the unpaid principal sum of this Note, or any payment of interest or principal and interest thereon, late charge or premium, is not paid when due, or in the event that it becomes necessary to protect any security for the indebtedness evidenced hereby, or for the foreclosure or other enforcement by Lender or on behalf of Lender of any lien or document providing such security, or in the event that Lender is made party to any litigation because of the existence of the indebtedness evidenced by this Note, or because of the existence of any security, whether suit be brought or not, and whether through courts of original jurisdiction, as well as courts of appellate jurisdiction, or through a Bankruptcy Court or other legal proceedings.

12.           Amendment and Modification.  This Note may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, except only by an instrument in writing and signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought; provided, however, that this paragraph shall in no way be a limitation on the provisions of the consents and waivers set forth in Paragraph 10 hereof.

13.           Interest Not to Exceed Legal Maximum.  Notwithstanding any provision herein or in any instrument now or hereafter securing this Note, the total liability for payments in the nature of interest shall not exceed the limits imposed by the usury laws of the State of Arizona.  If Lender receives as interest an amount which would exceed such limits, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest; and if a surplus remains after full payment of principal and lawful interest, the surplus shall be remitted to Borrower by Lender, and Borrower hereby agrees to accept such remittance.  If the preceding sentence becomes operative, the total unpaid principal balance of this Note, if any, shall bear interest at the maximum rate then permitted by the usury laws of the State of Arizona until all the then obligations of this Note, as modified by this paragraph, are paid and performed in full.  Lender and Borrower agree that the rate stated in this Agreement does not exceed legal maximum.

14.           Additional Sums.  All fees (including origination fees), points, charges, goods, things in action or any other sums or things of value (collectively, the “Additional Sums”) paid by Borrower to Lender, whether pursuant to this Note or otherwise howsoever with respect to the indebtedness evidenced hereby, or with respect to any other document or agreement securing this Note, which, under the law of the State of Arizona, are deemed to be interest with respect to this Note or such indebtedness, shall, for the purpose of any laws of the State of Arizona which may limit the maximum rate of interest to be charged with respect to this Note or such indebtedness, be payable by Borrower as, and shall be deemed to be, additional interest, and for such purposes only, the agreed upon and contracted rate of interest described above shall be deemed to be increased by the Additional Sums.

15.           Successors and Assigns.  Whenever used herein, the words “Borrower” and “Lender” shall be deemed to include their respective heirs, personal representatives, successors and assigns.  This paragraph shall not be construed as Lender’s consent to Borrower’s assignment or transfer of any property securing payment hereof or any rights, powers, obligations or duties of Borrower.

16.           Governing Law.  Except where preempted by the laws of the United States, or regulations promulgated there under, this Note shall be interpreted and construed in accordance with and be governed by the substantive laws of the State of Arizona.

17.           Notices.  All notices or other communications required or permitted to be given or delivered under this Note shall be in writing and shall be delivered (a) by hand in exchange for a receipt, (b) by facsimile or (c) by certified or registered mail, return receipt requested, postage prepaid, and addressed or delivered to the respective addresses as herein provided.

18.           Attorneys Fees.  Notwithstanding any provision hereof to the contrary, if any dispute arising under the terms of this Note shall result in litigation, the prevailing party shall, in addition to any other relief to which it is entitled, be entitled to an award of its reasonable attorneys’ fees as determined by the court, together with an award of all of its costs of litigation.

19.           Controlling Agreement.  This Note embodies the entire agreement and understanding between the Borrower and Lender with respect to the repayment of the indebtedness evidenced hereby.  In the event of a conflict between the terms of this Note and the terms of any other documents, the terms of this Note shall control.

20.           Severability.  If any provision of this Note or the application thereof to any person or circumstances shall be held invalid or unenforceable by any court or other governmental authority to any extent, the remainder of this Note and the application of such provisions to other persons or circumstances shall not be affected thereby and shall remain enforceable.

21.           Borrower’s Representations.  The Borrower is duly incorporated.  The person executing this Note is duly authorized to do so on behalf of the Borrower and represents that this Note does not cause default of any of its existing agreements or covenants.

DATED as of the day first hereinabove set forth.

BORROWER:	LENDER:

BAYWOOD INTERNATIONAL, INC.	IRA J. GAINES
A Nevada Corporation

By:	By:

Its:	Date:

Date:

“EXHIBIT A”